Exhibit 10.3

Web Site Design Project Contract
DanSites Web Contract

Client Information:
National Golf Emporium, Inc.

1.
Authorization. The above-named Client (hereinafter referred to as "Client") is engaging DanSites, a sole proprietorship, (hereinafter referred to as "DanSites"), as an Independent contractor for the specific purpose of designing a World Wide Web site (hereinafter referred to as "Web Design Project") to be published on the Client's account on an Internet Service Provider(ISP)/Web Presence Provider(WPP) computer, hereinafter refer to as "Hosting Service", or provided on CD at the Client's option. The Client hereby authorizes DanSites to access this account, and authorizes the Hosting Service to provide DanSites "full access° to the Client's account, and any other programs needed for this Web Design Project that are included as part of the Client's service agreement/level.

2.
Development This Web Design project will be developed to no specific standard nor does it conform to any particular www requirement. The Client has viewed DanSites' Websites prior to signing this document.

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Browser Compatibility - Designing a web site to fully work In Multiple browsers (and browser ‘Verslorts) can require considerable, extra effort. It could also involve creating multiple versions of code/pages. DanSites represents and warrants that the web site we design for you will work In:

•	Microsoft® Internet Explorer versions 3 and up

While DanSites will make reasonable efforts to design a fully-functional web site, DanSibm' warrantee does not cover AOL, text-based browsers, e-commerce components, linked pages from 3rd parties, webcams, speed of page loading or requested special effects that we have advise you against.

•	Accessibility for People with Disabilities - No effort is made to be compatible with any www standard related to web visitors with disabilities.

3.
Assignment of Web Design Project. DanSites reserves the right, and you hereby agree, to assign subcontractors to this web Design Project to insure that the terms of this agreement are met as well as onetime completion.

4.
Copyrights and Trademarks. The Client unconditionally guarantees that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished to DanSites for inclusion In the Web Design Project are owned by the Client, or that the Client has permission from the rightful owner to use each of these elements, and will hold harmless, protect, Indemnify and defend DanSites and its subcontractors from any liability (including attorney's fees and court costs), including any claim or suit, threatened or actual, arising from the use of such elements furnished by the Client.

5.
Web Site Maintenance. This agreement allows DanSites access for minor web site maintenance to pages over 30 to 180 day period. This refers to an average of one half hour per regular web page, including updating links and making minor changes to a Sentence or paragraph. Maintenance in excess of this will be provided to the client at our standard professional rate of com[p]ensation. It does not Include replacing nearly all the text from a page with new text, major page reconstruction, new pages, guestbooks, discussion webs, navigation structure changes, attempted updates by Client repairs or Web Design Projects delivered to Client via FM, CD or diskette. The time period begins on the date the Client's web design site Is available to be published to Client's hosting service or 30 days from the date this agreement was signed, which ever comes first. If the Client's web design package includes database access using Active Server Pages (ASP), then very minor page code changes will be accepted under this web site maintenance plan, major [p]age code and/or database structural changes will be charged at then hourly rates.

6.
Completion Date. DanSites and the Client must work together to complete the Web Design Project in a timely manner. We agree to work expeditiously to complete the web Design Project no later than 60 days after Client has submitted all necessary materials. If the Client does not supply DanSites with complete text and graphics content for this Web Design Project within 45 days of the effective date this agreement, the entire deposit amount of the agreement may be retained by DanSites as liquidated damages and the contract shall become null and void, at DanSitess' option, unless the Web Design Project is cancelled in writing by the Client prior to 45 days of the effective date of the agreement. MI text, graphics, or other Content provided by Client must be provided electronic form approved by DanSites. Failure of Client to provide Information requested by DanSites in the form requested In a timely manner In their sole judgment, DanSites may cancel this agreement.

Project Delivery. The final web site design project will be published to the Client's hosting service upon receipt of final payment or delivered via CD upon the receipt of full payment. The Client understands that DanSites itself does not provide any hosting services, but may Suggest one. Hosting services may require DanSites to electronically pay the annual payment for hosting. The Client agrees to reimburse DanSites the full cost of the separate contract with the hosting service of DanSites's choice. DanSites will provide necessary passwords and user names required to access the website. DanSites is not responsible for providing any special security measures relating to the Client's hosted space. The Client will be solely responsible for any and all hosting service charges. The Client may provide their own Servers or alternate hosting service. The client is responsible for any and all charges related to such changes.

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Publishing: 1) DanSites makes no claims of suitability or correctness to any standard of publishing or Internet Standard. DanSites may charge at its current hourly rate or employ subcontractors for the effort involved to resolve whatever problems may arise related to problems arising from any damage to the website content. DanSites does not warranty that the website is immune to 3rd party damages, hacking, presence of virus, spyware, etc. and Is not responsible in any way for its presence or removal.

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Publishing/Work-In-Progress: DanSites may at it's sole discretion publish the In-progress Website Design Project in other than it's final form to allow the Client the benefit/partiel use of the Project. This courtesy does not in any way alter the terms of payment or other terms of this agreement.

•	CDs: The Client assumes all responsibility for tne use and functionality of the Web Design Project.

8.
Electronic Commerce Laws. The Client agrees that the Client is solely responsible for complying with any laws, taxes, and tariffs applicable in any way to the Web Design Project or any other services contemplated herein, and will hold harmless, protect, and defend DanSites and its subcontractors from any claim, suit, penalty, tax, fine, penalty, or tariff arising from the Client's exercise of Internet electronic commerce and/or any failure to comply with any such laws, taxes, and tariffs.

9.
Web Design Project Copyright. Copyright to the finished web design site produced by DanSites will be owned by DanSites. The Client will be assigned rights to use the Web Design Project as a web site, once final payment under this agreement and any additional Charges incurred have been paid. Rights to photos, graphics, source code, work-up files, and computer programs are specifically not transferred to the Client, and remain the property of their respective owners. DanSites and its subcontractors retain the right to display graphics and other Web design elements as examples of their work In their respective portfolios. All Web Design Projects will contain a copyright/legal statement with a link to DanSites Internet website.

10.
Payments. Payments must be made promptly based on the terms of this Web Site Design Project. DanSites reserves the right to remove any Web Design Project from viewing on the Internet until final payment is made. In case collection proves necessary, the Client agrees to pay all fees (including all attorney's fees and court costs) incurred by that process. This agreement becomes effective only when signed by DanSites. Regardless of the place of signing of this agreement, the Client agrees that for purposes of venue, this agreement was entered into In California, and any dispute will be litigated or arbitrated in Jurisdiction convenient to DanSites, and the Client hereby consents to the personal jurisdiction of the California State Courts. Furthermore, the Client waives any right to or claim of sovereign immunity. Adding of Meta Tags (Description and Keywords) and the submission of the Web Design Project to Web search engines and updating occur only after the full final Payment Is made. All payments will be made in U.S. Dollars.

11.
Payment Schedule. Payment for services provided hereby shall be made in accordance with the Conditions contained In this contract. Notwithstanding any prices listed in literature or on Web pages, the Client and DanSites agree that the services described In this contract shall be completed for $15,000. The Client agrees to pay to Dansites an initial fee of $7,500 upon execution of this agreement. Final payment of $7,500 is due prior to publication and/or delivery of the Web Site Design Project. All amounts must be in U.S. Dollars.

12.
Legal Notice. Notwithstanding anything to the contrary contained in this contract, neither DanSites nor any Of its employees or agents, warrants that the functions contained In the Web Design Project will be uninterrupted or error-free. The entire risk as to the quality and performance of the web Design Project is with the Client. In no event will DanSites be liable to the Client or any third party for any damages, including, but not limited to, service interruptions caused by Acts of God, the Hosting Service or any other circumstances beyond our reasonable control, any lost profits, lost savings or other Incidental, consequential, punitive, or special damages arising out of the operation of or inability to operate this Web Design Project, failure of any service provider, of any telecommunications carrier, of the Internet backbone, of any Internet servers, your or your site visitor's computer or Internet Software, even if DanSites has been advised of the possibility of such damages. DanSites does not guarantee page download speed, website bandwidth levels, presence of firewaits, security of any type.

13.
This Agreement. This agreement constitutes the sole agreement between DanSites and the Client regarding this Web Design Project. Any additional work not specified in this contract Or any other amendment or modification to this contract must be authorized by a written request signed by both Client and DanSites. All prices specified in this contract will be honored for 90 days after both parties Sign this contract. Continued services after that time will require a new agreement.

The undersigned hereby agree to the terms, conditions and stipulations of this agreement on behalf of his or her organization or business.

AGREED TO:

Client: NATIONAL GOLF EMPORIUM, INC
By: /s/ Bryan Sawarynski
Date: January 30, 2009
Name: BRYAN SAWARYNSKI
Title: President
    Address: 25188 GeneseeTrail Road, Ste. 250
                     Golden, Colorado 80401
Telephone: 303/501-8600

DULY AUTHORIZED AND ACCEPTED: DANSITES

By: /s/ David D. Allison
Date: 1/30/2009

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